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                                                                       Exhibit 8
                     [Letterhead of Chadbourne & Parke LLP]

                              February 27, 1997

The AES Corporation
1001 North 19th Street
Arlington, Virginia  22209

Dear Sirs:

                  We have acted as counsel to The AES Corporation ("AES") in connection with the proposed amalgamation (the "Amalgamation") of AES Acquisition Co. Ltd., a Bermuda corporation and a wholly-owned subsidiary of AES ("AES Sub") with and into AES China Generating Co. Ltd., a Bermuda corporation ("AES Chigen") upon the terms and subject to the conditions set forth in the Amended and Restated Agreement and Plan of Amalgamation dated as of November 12, 1996 (the "Amalgamation Agreement").

                  We have assisted in the preparation of the section headed "Material Tax Consequences - United States Federal Income Taxation" contained in the Proxy Statement- Prospectus of AES (the "Proxy Statement-Prospectus") filed as
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                                   -2-                         February 27, 1997




part of the Registration Statement of AES on Form S-4
(the "Registration Statement").

                  In rendering our opinion we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Amalgamation Agreement, the Proxy Statement-Prospectus and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed that the Amalgamation will be consummated in accordance with the Amalgamation Agreement and as described in the Proxy Statement-Prospectus.

                  In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant, in each case as in effect on the date hereof.

                  Based solely on the foregoing, we are of the opinion that the material United States Federal income tax consequences of the Amalgamation are as set forth under the heading "Material Tax Consequences - United States Federal Income Taxation" in the Proxy Statement-Prospectus. The
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United States Federal income tax consequences with respect to a particular shareowner of AES Chigen may depend upon that shareowner's particular circumstances and tax situation, and, therefore, the discussion under the heading "Material Tax Consequences - United States Federal Income Taxation" in the Proxy Statement-Prospectus may not address all Federal income tax issues with respect to a particular shareowner.

                  Except as set forth above, we express no opinion as to the tax consequences, whether Federal, state, local or foreign, of the Amalgamation or of any transactions related thereto. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and the reference to our firm under the heading
"Material Tax Consequences - United States Federal Income Taxation". In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.




                                                   Very truly yours,